EXHIBIT 10.6

(Date)

[Name of Executive]
[Address of Executive]

Re: Retention Agreement

Dear [Name of Executive]:

                     Boston Scientific Corporation (the "Company") considers it essential to the best interests of its stockholders to foster the continuous employment of key management personnel.  Further, the Board of Directors of the Company (the "Board") recognizes that the possibility of a change in control exists, and that such possibility, and the uncertainty and questions that it may raise among management, may result in the departure or distraction of management personnel to the detriment of the Company and its stockholders.

                     The Board has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of the management of the Company, including yourself, to their assigned duties without distraction in the face of potentially disturbing circumstances arising from any possible change in control of the Company.

                     In order to induce you to remain in the employ of the Company, the Company agrees that you shall receive the severance benefits set forth in this letter agreement (this "Agreement") in the event your employment with the Company is terminated subsequent to a Change in Control (as defined herein) under the circumstances described below.

           1.       Termination Following Change in Control.  If a Change in Control occurs, you will be entitled to the benefits provided in Section 2 hereof upon the subsequent termination of your employment by the Company without Cause (as defined herein) or by you for Good Reason (as defined herein) during the two-year period following such Change in Control (the "Covered Period").  Any purported termination of your employment by the Company or by you shall be communicated by a Notice of Termination to the other party hereto in accordance with Section 8 hereof.  For purposes of this Agreement, (i) references to termination of employment mean a “separation from service” (as defined in

Section 1.409A-1(h) of the Treasury Regulations) from the Company, and (ii) a "Notice of Termination" shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of your employment under the provision so indicated.

           2.       Compensation Upon Termination.

                     (a)                Severance Benefits.  If your employment by the Company shall be terminated during the Covered Period by the Company without Cause or by you for Good Reason, then you shall be entitled to the following benefits:

(i)	Severance Payments.

(1)  Amount of Payment.  The Company shall pay you in cash the full amount of any earned but unpaid base salary through the Date of Termination at the rate in effect at the time of the Notice of Termination, plus a cash payment for all unused vacation time which you may have accrued as of the Date of Termination.  The Company shall also pay you in cash a pro rata portion of the annual bonus for the year in which your employment terminates, calculated on the basis of your target bonus for that year and on the assumption that all performance targets have been or will be achieved.  In addition, the Company shall pay you in a cash lump sum, an amount (the "Severance Payment") equal to three times the sum of (A) your base salary on the Termination Date (without giving effect to any salary reductions which satisfy the definition of "Good Reason"), (B) the greater of (x) the most recent bonus paid to you (which shall be deemed to be the sum of (I) the cash bonus amount most recently paid to you and (II) the value of restricted stock (calculated as of the date of vesting) issued to you as bonus compensation that vested (other than restricted stock that vested solely by virtue of the Change in Control) within the immediately preceding year) plus the value of any other shares of stock issued to you without forfeiture provisions as bonus compensation within the immediately preceding year and (y) your target bonus in effect for the year in which the Change in Control occurred (calculated assuming that all performance targets have been or will be achieved) and (C) $25,000.  The Severance Payment shall be in lieu of any other severance payments which you are entitled to receive under any other severance pay plan or arrangement sponsored by the Company or any of its subsidiaries~~;~~.

(2)  Timing of Payment.  Subject to Section 2(b), the Company shall pay the amounts due to you under this Section 2(a)(i) within 5 days of the Date of Termination, and in all events such amounts shall be paid no later than 90 days after the Date of Termination.

(ii)
Benefit Continuation.  Subject to your compliance with the non-solicitation and confidentiality provisions described in Section 6, you and your eligible dependents shall continue to be eligible to participate during the Benefit Continuation Period (as hereinafter defined) in the medical, dental, health, life and other welfare benefit plans and arrangements applicable to you immediately prior to your termination of employment on the same terms and conditions in effect for you and your dependents immediately prior to such termination; provided that the provision of such benefits in each calendar year during the Benefit Continuation Period does not affect the provision of such benefits in any other calendar year during the Benefit Continuation Period.  For purposes of the previous sentence, "Benefit Continuation Period" means the period beginning on the Date of Termination and ending on the earlier to occur of (i) the third anniversary of the Date of Termination and (ii) the date that you and your dependents are eligible for coverage under the plans of a subsequent employer which provide substantially equivalent or greater benefits to you and your dependents.  The right to participate in the benefit plans under this Section 2(a)(ii) is not subject to liquidation or exchange for any other benefit;

(iii)
Legal Fees and Expenses.  The Company shall also pay you in cash all legal fees and expenses, if any, incurred by you in contesting or disputing any such termination or in seeking to obtain or enforce any right or benefit provided by this Agreement if such expenses are incurred on or prior to the December 31 of the second calendar year following the calendar year in which the Date of Termination occurs, such payment(s) to be made on or before the December 31 of the third calendar year following the calendar year(s) in which the Date of Termination occurs; provided, however, that the amount of the payments and reimbursements under this Section 2(a)(iii) shall not exceed $100,000; and provided, further, that no such legal fees or expenses shall be reimbursed if it is determined by the applicable arbitral panel or other tribunal that your claim is entirely without merit.  Furthermore, nothing shall prohibit the arbitral panel or other tribunal from awarding legal fees in excess of $100,000 if, in the interests of fairness and equity, the arbitral panel or other tribunal deems such award appropriate.  The right to receive payments and reimbursements under this Section 2(a)(iii) is not subject to liquidation or exchange for any other benefit.

       (b)               Specified Employee.  Notwithstanding anything to the contrary in this Agreement, if you are a “specified employee” as hereinafter defined at the time of the Date of Termination, any and all amounts payable in connection with your termination of employment (including amounts payable under this Section 2 and Section 3) that constitute deferred compensation subject to Section 409A of the Code, as determined by the Committee in its sole discretion, and that would (but for this sentence) be payable within six months following the Date of Termination, shall instead be paid on the date that follows the Date of Termination by six months and one day (the “Specified Employee Payment Date”).  The provision of benefits pursuant to Section 2(a)(ii) that constitute deferred compensation under Section 409A of the Code will not be provided in-kind during the first six months following the Date of Termination, but rather will be continued by your payment of any applicable premiums for which you will be reimbursed on the Specified Employee Payment Date.  The provision of in-kind benefits will commence on the Specified Employee Payment Date in accordance with Section 2(a)(ii).  For purposes of this Agreement, the term “specified employee” means an individual who is determined by the Committee to be a specified employee as defined in Section 409A(a)(2)(B)(i) of the Code.  The Committee may, but need not, elect in writing, subject to the applicable limitations under Section 409A of the Code, any of the special elective rules prescribed in Section 1.409A-1(i) of the Treasury Regulations for purposes of determining “specified employee” status.  Any such written election shall be deemed part of this Agreement.

                     (c)                No Mitigation.  You shall not be required to mitigate the amount of any payment or benefit provided for in this Section 2 by seeking other employment or otherwise.

           3.       Additional Payment.

                     (a)                Gross-Up Payment.  Notwithstanding anything herein to the contrary, if it is determined that any Payment (as defined herein) would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties with respect to such excise tax (such excise tax, together with any interest or penalties thereon, is herein referred to as an "Excise Tax"), then you shall be entitled to an additional cash payment (a "Gross-Up Payment") in an amount that will place you in the same after-tax economic position that you would have enjoyed if the Excise Tax had not applied to the Payment.  The amount of the Gross-Up Payment shall be determined by the Accounting Firm (as defined herein) in accordance with such formula as the Accounting Firm deems appropriate.  No Gross-Up Payments shall be payable hereunder if the Accounting Firm determines that the Payments are not subject to an Excise Tax.  The Accounting Firm shall be paid by the Company for services performed hereunder.  All payments made under this Section 3 shall be made in accordance with Section 1.409A-3(i)(1)(v) of the Treasury Regulations.

                     (b)                Determination of Gross-Up Payment.  Subject to the provisions of Section 3(c), all determinations required under this Section 3, including whether a Gross-Up Payment is required, the amount of the Payments constituting “excess parachute payments, ” and the amount of the Gross-Up Payment, shall be made by the Accounting Firm, which shall provide detailed supporting calculations both to you and the Company within fifteen days of any date reasonably requested by you or the Company on which a determination under this Section 3 is necessary or advisable.  The Company shall pay you in cash the initial Gross-Up Payment within five days of the receipt by you and the Company of the Accounting Firm's determination; provided, however, that in any event such payment will be made by the December 31 of the calendar year following the calendar year in which you pay the Excise Tax.  If the Accounting Firm determines that no Excise Tax is payable by you, the Company shall cause the Accounting Firm to provide you with an opinion that the Accounting Firm has substantial authority under the Code and Regulations not to report an Excise Tax on your federal income tax return.  Any determination by the Accounting Firm shall be binding upon you and the Company.  If the initial Gross-Up Payment is insufficient to completely place you in the same after-tax economic position that you would have enjoyed if the Excise Tax had not applied to the Payments (hereinafter an "Underpayment"), the Company, after exhausting its remedies under Section 3(c) below, shall promptly pay you in cash an additional Gross-Up Payment in respect of the Underpayment.

                     (c)                Procedures.  You shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of a Gross-Up Payment.  Such notice shall be given as soon as practicable after you know of such claim and shall apprise the Company of the nature of the claim and the date on which the claim is requested to be paid.  You agree not to pay the claim until the expiration of the thirty-day period following the date on which you notify the Company, or such shorter period ending on the date the Taxes with respect to such claim are due (the "Notice Period").  If the Company notifies you in writing prior to the expiration of the Notice Period that it desires to contest the claim, you shall:  (i) give the Company any information reasonably requested by the Company relating to the claim; (ii) take such action in connection with the claim as the Company may reasonably request, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company and reasonably acceptable to you; (iii) cooperate with the Company in good faith in contesting the claim; and (iv) permit the Company to participate in any proceedings relating to the claim.  You shall permit the Company to control all proceedings related to the claim and, at its option, permit the Company to pursue or forgo any and all administrative appeals, proceedings, hearings, and conferences with the taxing authority in respect of such claim.  If requested by the Company, you agree either to pay the tax claimed and sue for a refund or contest the claim in any permissible manner and to prosecute such contest to a determination  before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts as the Company shall determine; provided, however, that, if the Company directs you to pay such claim and pursue a refund, the Company shall advance the amount of such payment to you on an after-tax and interest-free basis (the "Advance").  The Company's control of the contest related to the claim shall be limited to the issues related to the Gross-Up Payment and you shall be entitled to settle or contest, as the case may be, any other issues raised by the Internal Revenue Service or other taxing authority.  If the Company does not notify you in writing prior to the end of the Notice Period of its desire to contest the claim, the Company shall pay you in cash an additional Gross-Up Payment in respect of the excess parachute payments that are the subject of the claim, and you agree to pay the amount of the Excise Tax that is the subject of the claim to the applicable taxing authority in accordance with applicable law.  Any such additional Gross-Up Payment will be paid to you no later than the December 31 of the calendar year following the calendar year in which you pay the Excise Tax.

                     (d)                Repayments.  If, after receipt by you of an Advance, you become entitled to a refund with respect to the claim to which such Advance relates, you shall pay the Company the amount of the refund (together with any interest paid or credited thereon after Taxes applicable thereto).  If, after receipt by you of an Advance, a determination is made that you shall not be entitled to any refund with respect to the claim and the Company does not promptly notify you of its intent to contest the denial of refund, then the amount of the Advance shall not be required to be repaid by you and the amount thereof shall offset the amount of the additional Gross-Up Payment then owing to you.

                     (e)                Further Assurances.  The Company shall indemnify you and hold you harmless, on an after-tax basis, from any costs, expenses, penalties, fines, interest or other liabilities ("Losses") incurred by you with respect to the exercise by the Company of any of its rights under this Section 3, including, without limitation, any Losses related to the Company's decision to contest a claim or any imputed income to you resulting from any Advance or action taken on your behalf by the Company hereunder.  The Company shall pay all legal fees and expenses incurred under this Section 3, and shall promptly, and no later than the December 31 of the calendar year following the calendar year in which you incur expenses, reimburse you for the reasonable expenses incurred by you in connection with any actions taken by the Company or required to be taken by you hereunder.  The Company shall also pay all of the fees and expenses of the Accounting Firm, including, without limitation, the fees and expenses related to the opinion referred to in Section 3(b).

           4.       Equity Incentive Awards.

                  (a)                Options. All options granted to you under the Company’s equity incentive plans will immediately become exercisable upon a Change in Control (as defined herein).

    (b)               Restricted Stock Awards.  All restricted stock awards will immediately become free from restriction upon a Change in Control (as defined herein).

5.        Successors; Binding Agreement.

                     (a)                Assumption By Successor.  The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.  Failure of the Company to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle you to compensation from the Company in the same amount and on the same terms as you would be entitled hereunder if you had terminated your employment for Good Reason following a Change in Control, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination.  As used in this Agreement, "the Company" shall mean the Company as hereinbefore defined and any successor to its business or assets which assumes and agrees to perform this Agreement by operation of law, by agreement or otherwise.

                     (b)                Enforceability By Beneficiaries.  This Agreement shall inure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.  If you should die while any amount would still be payable to you hereunder if you had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to your devisee, legatee or other designee or, if there is no such designee, to your estate.

           6.        Nonsolicitation; Confidentiality

                     (a)                Nonsolicitation.  For three years following your Date of Termination, you shall not, without the prior written consent of the Company, directly or indirectly, as a sole proprietor, member of a partnership, stockholder or investor, officer or director of a corporation, or as an employee, associate, consultant, independent contractor or agent of any person, partnership, corporation or other business organization or entity other than the Company:  (i) solicit or endeavor to entice away from the Company or any of its affiliates or subsidiaries, any person or entity who is, or, during the then most recent

12-month period, was, employed by, or had served as an agent or key consultant of, the Company or any of its subsidiaries, or (ii) solicit or endeavor to entice away from the Company or any of its subsidiaries any person or entity who is, or was within the then most recent 12-month period, a customer or client (or reasonably anticipated (to your general knowledge or the public's general knowledge) to become a customer or client) of the Company or any of its subsidiaries.

                     (b)                Confidentiality.  On and after the date of this Agreement, you will not, except in the performance of your obligations to the Company hereunder or as may otherwise be approved in advance by the Board, directly or indirectly, disclose or use (except for the direct benefit of the Company) any confidential information that you may learn or have learned by reason of your association with the Company, any customer or client of the Company or any of their respective subsidiaries and affiliates.  The term "confidential information" includes all data, analyses, reports, interpretations, forecasts, documents and information in any form concerning or otherwise reflecting information and concerning the Company and its affairs, including, without limitation, with respect to clients, products, policies, procedures, methodologies, trade secrets and other intellectual property, systems, personnel, confidential reports, technical information, financial information, business transactions, business plans, prospects or opportunities, but shall exclude any portion of such information that (i) was acquired by you prior to your employment by, or other association with, the Company or any affiliated or predecessor entity, (ii) is or becomes generally available to the public or is generally known in the industry or industries in which the Company or any customer or client of the Company operates, in each case other than as a result of disclosure by you in violation of this Section 6 or (iii) you are required to disclose under any applicable laws, regulations or directives of any government agency, tribunal or authority having jurisdiction in the matter or under subpoena or other process of law.  As used in this Section 6, an "affiliate" of a person or entity is a person or entity in control of, controlled by, or in common control with, such first person or entity.

           7.       Definitions.  For purposes of this Agreement, the following capitalized words shall have the meanings set forth below:

                     "Accounting Firm" shall mean the then-current independent auditors of the Company or, if such firm is unable or unwilling to perform such calculations, such other national accounting firm as shall be designated by agreement between you and the Company.

                     "Cause" shall mean the willful engaging by you in criminal or fraudulent acts or gross misconduct that is demonstrably and materially injurious to the Company, monetarily or otherwise.  No act or failure to act on your part shall be deemed "willful" unless done, or omitted to be done, by you not in good faith and without reasonable belief that your action or omission was in the best interest of the Company.  Notwithstanding the foregoing, you shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to you a copy of a resolution duly adopted by the affirmative vote of not less than three quarters of the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice to you and an opportunity for you, together with your counsel, to be heard before the Board), finding that in the good faith opinion of the Board you were guilty of conduct set forth above in the first sentence of this subsection and specifying the particulars thereof in detail.

                     "Change in Control" shall mean the happening of any of the following:

(a)
The acquisition, other than from the Company, by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (i) the then outstanding shares of common stock of the Company (the "Outstanding Company Common Stock") or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Company Voting Securities"); provided, however, that any acquisition by (x) any non-corporate shareholder of the Company as of the effective date of the initial registration of an offering of Stock under the Securities Act of 1933, (y) the Company or any of its affiliates or subsidiaries, or any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its subsidiaries or (z) any corporation with respect to which, following such acquisition, more than 60% of, respectively, the then outstanding shares of common stock of such corporation and combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Company Voting Securities immediately prior to such acquisition in substantially the same proportion as their ownership, immediately prior to  such acquisition, of the Outstanding Common Stock and Company Voting Securities, as the case may be, shall not constitute a Change in Control of the Company; or

(b)
Individuals who, as of the effective date of the initial registration of an offering of Stock under the Securities Act of 1933, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board, provided that any individual becoming a director subsequent to such effective date whose election or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the Directors of the Company (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act); or

(c)
Consummation of a reorganization, merger, consolidation or similar transaction involving the Company (a "Business Combination"), in each case, with respect to which all or substantially all of the individuals and entities who were the respective beneficial owners of the Outstanding Company Common Stock and Company Voting Securities immediately prior to such Business Combination do not own beneficially, directly or indirectly, more than 60% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination in substantially the same proportion as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and Company Voting Securities, as the case may be; or

(d)
A complete liquidation or dissolution of the Company or a sale or other disposition of all or substantially all of the assets of the Company other than to a corporation with respect to which, following such sale or disposition, more than 60% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directions is then owned beneficially, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Company Voting Securities immediately prior to such sale or disposition in substantially the same proportion as their ownership of the Outstanding Company Common Stock and Company Voting Securities, as the case may be, immediately prior to such sale or disposition.

Notwithstanding the foregoing, with respect to any amounts payable under this Agreement that are subject to Section 409A of the Code where the payment is to be accelerated in connection with the Change of Control, no event(s) set forth above shall constitute a Change in Control for purposes of the Agreement unless such event(s) also constitutes a “change in the ownership”, “change in the effective control” or a “change in the ownership of a substantial portion of the assets” of the Company as defined under Section 409A of the Code.

                      "Code" shall mean the Internal Revenue Code of 1986, as amended, and any successor provisions thereto.

                      "Date of Termination" shall be the date on which you experience a “separation from service” (as defined in Section 1.409A-1(h) of the Treasury Regulations) from the Company upon the termination of your employment by the Company without Cause or by you for Good Reason.  Such Date of Termination shall be the date specified in the Notice of Termination (which, in the case of a termination by the Company without Cause shall not be less than 30 days, and in the case of a resignation by you for Good Reason shall not be less than 30 nor more than 60 days from the date such Notice of Termination is given); provided, that if within 30 days after any Notice of Termination is given the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, the Date of Termination shall be the date on which the dispute is finally determined, either by mutual written agreement of the parties, by a binding arbitration award, or by a final judgment, order or decree of a court of competent jurisdiction (which is not appealable or the time for appeal therefrom having expired and no appeal having been perfected); provided, further, that the Date of Termination shall be extended by a notice of dispute only if such notice is given in good faith and the party giving such notice pursues the resolution of such dispute with reasonable diligence.  Notwithstanding the pendency of any such dispute, the Company will continue to pay you your full compensation in effect when the notice giving rise to the dispute was given and continue you as a participant in all compensation, benefit, and insurance plans and perquisites in which you were participating when the notice giving rise to the dispute was given, until the dispute is finally resolved in accordance with this Subsection.  Amounts paid under this Subsection are in addition to all other amounts due under this Agreement and shall not be offset against or reduce any other amounts due under this Agreement.

"Good Reason" shall mean, without your express written consent, any of the following:

(a)
A meaningful and detrimental alteration in your position or in the nature or status of your responsibilities (including those as a director of the Company, if any) from those in effect immediately prior to the Change in Control;

(b)
A reduction by the Company in your annual base salary as in effect on the date hereof or as the same may be increased from time to time; a failure by the Company to increase your salary at a rate commensurate with that of other key executives of the Company; a reduction in your annual bonus (expressed as a percentage of base salary) below the target in effect for you immediately prior to the Change in Control; or any adverse change in your long-term incentive opportunities in comparison to those in effect prior to the Change in Control.

(c)
The relocation of the office of the Company where you are employed at the time of the Change in Control (the "CIC Location") to a location which is more than 50 miles away from the CIC Location or the Company's requiring you to be based more than 50 miles away from the CIC Location (except for required travel on the Company's business to an extent substantially consistent with your customary business travel obligations in the ordinary course of business prior to the Change in Control);

(d)
The failure by the Company to continue in effect any incentive or deferred compensation plan in which you participate or the failure by the Company to continue your participation therein on at least as favorable a basis, both in terms of the amount of benefits provided and the level of your participation relative to other participants, as existed at the time of the Change in Control;

(e)
The failure by the Company to continue to provide you with benefits at least as favorable as those enjoyed by you under any of the Company's retirement, life insurance, medical, health and accident, disability or savings plans in which you were participating at the time of the Change in Control; the taking of any action by the Company that would directly or indirectly materially reduce any of such benefits or deprive you of any material perquisite enjoyed by you at the time of the Change in Control including without limitation, the use of a car, secretary, office space, telephones, expense reimbursement and club dues; or the failure by the Company to provide you with the number of paid vacation days to which you are entitled on the basis of years of service with the Company in accordance with the Company's normal vacation policy in effect at the time of the Change in Control;

(f)
The failure of the Company to pay you any amounts of salary, bonus or expense reimbursement then owed to you or the failure of the Company to adhere to its payroll and other compensation schedules in place just prior to the Change in Control;

(g)
The failure of the Company to obtain a satisfactory agreement from any successor to assume and agree to perform this Agreement, as contemplated in Section 5 hereof or, if the business of the Company for which your services are principally performed is sold at any time after a Change in Control, the purchaser of such business shall fail to agree to provide you with the same or a comparable position, duties, compensation and benefits (as described in subsections (iv) and (v) above) as provided to you by the Company immediately prior to the Change in Control; or

(h)
Any purported termination of your employment which is not effected pursuant to a Notice of Termination satisfying the requirements of Section 1 (and, if applicable, the requirements set out in the definition of "Cause" above); for purposes of this Agreement, no such purported termination shall be effective.

                      "Payment" means (i) any amount due or paid to you under this Agreement, (ii) any amount that is due or paid to you under any plan, program or arrangement of the Company and its subsidiaries, and (iii) any amount or benefit that is due or payable to you under this Agreement or under any plan, program or arrangement of the Company and its subsidiaries not otherwise covered under clause (i) or (ii) hereof which must reasonably be taken into account under Section 280G of the Code and the Regulations in determining the amount of the "parachute payments" received by you, including, without limitation, any amounts which must be taken into account under the Code and Regulations as a result of (x) the acceleration of the vesting of Options, restricted stock or other equity awards, (y) the acceleration of the time at which any payment or benefit is receivable by you or (z) any contingent severance or other amounts that are payable to you.

                      "Regulations" shall mean the proposed, temporary and final regulations under Section 280G of the Code or any successor provision thereto.

                      "Taxes" shall mean the federal, state and local income taxes to which you are subject at the time of determination, calculated on the basis of the highest marginal rates then in effect, plus any additional payroll or withholding taxes to which you are then subject.

           8.       Notice.  For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to, General Counsel, Boston Scientific Corporation, One Boston Scientific Place, Natick, MA 01760-1537, or to you at the address set forth on the signature page of this Agreement or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

           9.       Miscellaneous.  No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing.  No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.  No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party that are not expressly set forth in this Agreement and this Agreement shall supersede all prior agreements, negotiations, correspondence, undertakings and communications of the parties, oral or written, with respect to the subject matter hereof.  The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the Commonwealth of Massachusetts.

           10.     Validity.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

           11.     Counterparts.  This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

           12.     Arbitration.  Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Boston in accordance with the rules of the American Arbitration Association then in effect.  Judgment may be entered on the arbitrator's award in any court having jurisdiction; provided, however, that you shall be entitled to seek specific performance of your right to be paid until the Date of Termination during the pendency of any dispute or controversy arising under or in connection with this Agreement.

           13.     No Contract of Employment.  Nothing in this Agreement shall be construed as giving you any right to be retained in the employ of the Company.

           14.     Headings.  The headings contained in this Agreement are intended solely for convenience and shall not affect the rights of the parties to this Agreement.

If this letter sets forth our agreement on the subject matter hereof, kindly sign and return to the Company the enclosed copy of this letter which will then constitute our agreement on this subject.

Sincerely,

 BOSTON SCIENTIFIC CORPORATION

By  /s/ James R. Tobin
James R. Tobin
President and Chief Executive Officer

The foregoing is accepted and agreed to.

_________________________________
[Name of Executive]